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Exhibit 23.1

                         Consent of Independent Auditors


We consent to the use in this SB-2 Registration Statement of our report dated March 20, 2003 relating to the financial statements of Championlyte Holdings, Inc. and Subsidiaries as of December 31, 2002 and for each of the years then ended December 31, 2002 and 2001.




                                   /s/ Radin,Glass & Co.,LLP
                                   Certified Public Accountants


New York, New York
June 6, 2003

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